Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the Form S-1 Registration Statement and the use therein of our report dated May 29, 2026 relating to the consolidated financial statements of FingerMotion, Inc. for the fiscal years ended February 28, 2026 and 2025, which is part of this Registration Statement. Our report contains an explanatory paragraph regarding FingerMotion, Inc.’s ability to continue as a going concern.

/s/ CT International LLP

San Francisco, California
June 11, 2026